SUBLEASE

BETWEEN:

ANTHEM WORKS LTD.

#300, 550 Burrard Street

Vancouver, BC  V6C 2B5

(the "Sublandlord")

AND:

#328, 550 Burrard Street

Vancouver, BC  V6C 2B5

(the "Subtenant")

WHEREAS:

A.

By a lease made as of November 15, 2002 and amended by a lease expansion and amending agreement dated March 31, 2004 (collectively, the "Head Lease"), BTC Properties II Ltd. (the "Head Landlord") leased to the Sublandlord upon and subject to the terms of the Head Lease, certain premises located on the third (3rd) floor in the building municipally known as 550 Burrard Street, Vancouver, British Columbia (the "Building"), which premises (the "Leased Premises") are more particularly described in the Head Lease and as approximately shown on Schedule A.

B.

The Sublandlord and the Subtenant have agreed to enter into this Sublease for a portion of the Leased Premises (the “Sublet Premises”) containing, subject to final survey adjustment, one-third of approximately 5,500 square feet of Rentable Area as shown cross-hatched on the floor plan of the Leased Premises attached as Schedule B, on the terms hereinafter set forth.

NOW THEREFORE in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties agree as follows:

(1)

Capitalized Terms.

Capitalized terms used in this Sublease will have the meanings ascribed therein in the Head Lease unless otherwise defined herein.

(2)

Grant of Sublease.

Subject to the consent of the Head Landlord, the Sublandlord subleases the Sublet Premises to the Subtenant and the Subtenant subleases the Sublet Premises from the Sublandlord, for a term (the “Sublease Term”) commencing on October 1, 2004 (the “Commencement Date”) and terminating on September 30, 2007 upon and subject to the terms of this Sublease.

(3)

Basic Rent.

The Subtenant covenants to pay as basic rent (“Sublease Basic Rent”) for the whole period of the Sublease Term commencing on the Commencement Date and ending on September 30, 2007 the sum of $12.58 per square foot of Rentable Area per annum and, subject to clauses 5 and 6 below, in equal monthly instalments payable in advance on the first day of each and every month.

(4)(i)

Additional Rent.

The Subtenant covenants to pay as Additional Rent during the Sublease Term the following amounts:

(a)

the Subtenant’s Proportionate Share of Operating Costs payable by the Sublandlord under the Head Lease, as amended from time to time;

(b)

the Subtenant’s Proportionate Share of the Taxes payable by the Sublandlord under the Head Lease as amended; and

(c)

all other costs, damages, or other amounts which are the responsibility of the Sublandlord under the Head Lease as amended, to the extent such costs relate to the Sublet Premises.

The Subtenant’s “Proportionate Share” means a fraction having as its numerator the Rentable Area of the Sublet Premises and as its denominator the Rentable Area of the Leased Premises (including the Sublet Premises) which the parties agree to be 20,404 square feet as per survey measurement.  The Subtenant will pay to the Sublandlord its Proportionate Share of any Operating Costs, Taxes, or other amounts payable by the Sublandlord pursuant to estimates of such amounts made by the Head Landlord as and when such amounts are due under the Head Lease, provided that the Subtenant has received at least Ten (10) days’ prior written notice of such amounts, and the Subtenant will be entitled to and responsible for any adjustments payable upon any recalculation of such amounts as and when the same are payable or received by the Sublandlord as tenant under the Head Lease.  Additional Rent is estimated to be $15.93 per square foot of Rentable Area for the Year 2004.

(4)(ii)

Reimbursement of Sublandlord’s Costs

Notwithstanding the foregoing, the Subtenant shall pay to the Sublandlord as Additional Rent for the Term $5.49 per square foot of Rentable Area per annum representing the Subtenant’s reimbursement of the Sublandlord’s improvements and fixturing cost to the Sublet Premises.

(5)

Adjustments to Rent.

Upon completion of the Sublandlord’s Work, as defined below, the Rentable Area of the Sublet Premises will be determined by the architect or surveyor of the Sublandlord, whose determination in this regard will be binding, absent manifest error, whereupon the Subtenant’s Proportionate Share, together with Sublease Basic Rent and Additional Rent (collectively, “Rent”), will be adjusted accordingly.

(6)

Apportionment of Rent.

Rent will be considered as accruing from day to day hereunder.  If it is necessary to calculate Rent for a period of less than one year or less than one calendar month, an appropriate apportionment and adjustment on a pro rata daily basis will be made.  Where the calculation of Additional Rent cannot be made until after the expiration or earlier termination of this Sublease, the obligation of the Subtenant to pay such Additional Rent will survive the expiration or earlier termination hereof, and such amounts will be paid by the Subtenant to the Sublandlord forthwith upon demand.  If the Sublease Term commences on any day other than the first day of the month or expires on any day other than the last day of the month, Rent for such fraction of a month will be adjusted, as aforesaid, and paid by the Subtenant on the Commencement Date of the Sublease Term.

(7)

Net Rent.

Rent payable under this Sublease will be net and care free to the Sublandlord, and will be payable without deduction or set-off by the Subtenant throughout the Sublease Term.  All costs incurred by the Sublandlord in collecting any amounts payable hereunder or enforcing any right or obligation of the Subtenant under this Sublease will be payable by the Subtenant on demand and will be deemed to be Rent for all purposes from the date demand therefor is made.  In addition to Rent hereunder, the Subtenant will remit to the Sublandlord any goods and services tax or other tax or imposition collectible by the Sublandlord for the use of the Sublet Premises by the Subtenant or goods or services provided to the Subtenant, and the Sublandlord will be entitled to exercise all remedies in respect of any failure by the Subtenant to pay such amounts as if they were Rent in arrears.  From the date any Rent or other amounts payable under this Sublease are due until they are actually paid, they will bear interest at the same rate set out in the Head Lease.

(8)

Subtenant’s Work.

(a)

The Subtenant shall be responsible for the installation of any special equipment required by its occupancy, including special communication equipment, subject to the Head Landlord’s written consent to this Sublease and approval by the Sublandlord and the Head Landlord of the plans and specifications for the Subtenant’s Work if required by the Head Landlord.

(b)

If the Subtenant does not go into possession of the Sublet Premises by October 1, 2004 for any reason other than the default of the Sublandlord, the Subtenant agrees to indemnify the Sublandlord for all costs incurred to restore the Sublet Premises to the state that the Sublet Premises were in immediately prior to the Subtenant occupying the Sublet Premises.

(9)

Sublandlord’s Work.

The Sublandlord will be responsible to delivery the Sublet Premises in a turn-key condition with similar furnishings and finishes to the space occupied by the Sublandlord as per the attached Schedule “C”.  (the “Sublandlord’s Work”)  The Schedule of Specialty equipment and finishes shall be shared in common with other subtenants of the Premises.

(10)

Delay.

The Sublandlord will not be deemed to be in default in the performance of any of its obligations herein during any period when the Sublandlord is prevented from performance by reason of being unable, using reasonable efforts (without expenditure of any funds other than reimbursement of the Head Landlord’s legal costs) to obtain the consent of the Head Landlord, and neither the Sublandlord nor the Subtenant will be deemed to be in default of their respective obligations during any period when such party is prevented from performance by reason of the default of the other party, or by reason of being unable to obtain the materials, goods, equipment, service, or labour required by reason of any statute, law, bylaw, ordinance, or regulation, or by reason of any strikes, lockouts, slowdowns, or other combined action of workmen or shortages of material or any other cause beyond its control, and the time for the performance of any such obligation will be extended accordingly.  The inability to perform an obligation due to lack of financial resources will not be deemed to be beyond a party’s control.

(11)

Liens.  [DELETED INTENTIONALLY]

(12)

Subtenant’s Covenants.

The Subtenant covenants and agrees with the Sublandlord:

(a)

to perform all of the obligations of the Tenant under the Head Lease;

(b)

to abide by any rules and regulations governing the use of the Premises and the Building appended to the Head Lease and attached as Schedule “D”, as the same may be amended from time to time;

(c)

to pay Rent and perform all of the obligations of the Subtenant under this Sublease;

(d)

not to do or omit to do any act in or around the Sublet Premises which would cause a breach of the Sublandlord’s obligations as Tenant under the Head Lease;

(e)

to promptly pay when due to the authorities having jurisdiction all Taxes (whether imposed upon the Subtenant or otherwise) attributable to the personal property, trade fixtures, business, income, or occupancy of the Subtenant or any other occupant of the Sublet Premises and to any leasehold improvements or fixtures within the Sublet Premises, and to the use by the Subtenant or its officers, employees, and invitees of any of the Common Facilities; and

(f)

to indemnify and save harmless the Sublandlord against and from any and all expenses, costs, damages, suits, actions, or liabilities arising or growing out of the failure of the Subtenant to perform any of its obligations hereunder and from all claims and demands of every kind and nature made by any person or persons to or against the Sublandlord for all and every manner of costs, damages, or expenses incurred by or injury or damage to such person or persons or his, her, or their property, to the extent that such claims or demands arise out of the use and occupation of the Sublet Premises by the Subtenant or its officers, employees, or any other person authorized or permitted by the Subtenant to be on the Sublet Premises or in or about the Building or any of the above-mentioned, and from all costs, counsel fees, expenses, and liabilities incurred by reason of any such claim or any action or proceeding brought thereon.

(13)

Subtenant’s Breach.

If the Subtenant fails to perform any of its obligations herein, the Sublandlord will have all of the remedies against the Subtenant which the Head Landlord has under the Head Lease for a breach thereof, whether expressly set out in the Head Lease or arising in law or equity.

(14)

Sublandlord’s Covenants.

Subject to the Head Landlord first consenting to this Sublease and the due performance by the Subtenant of its obligations herein, the Sublandlord covenants and agrees with the Subtenant:

(a)

for quiet enjoyment of the Sublet Premises;

(b)

to enforce against the Head Landlord for the benefit of the Subtenant the obligations of the Head Landlord under the Head Lease which materially affect the Sublet Premises;

(c)

to perform all of the obligations of the Sublandlord under this Sublease; and

(d)

to perform all of the obligations of the Sublandlord under the Head Lease which materially affect the Sublet Premises, including without limitation the payment of Rent pursuant to the Head Lease.

(15)

Use.

The Sublet Premises will be used by the Subtenant solely for the purpose of general business offices and for no other purpose.

(16)

Insurance.

The Sublandlord will take out and maintain on behalf of the Subtenant, from the date the Subtenant takes possession of the Premises and throughout the Sublease Term, insurance with respect to the Sublet Premises providing for the coverages and upon the terms required in the Head Lease. The Subtenant will be shown as additional insured on all liability policies, with a cross liability and severability of interest endorsement, and each property insurance policy will contain a waiver of subrogation with respect to the Head.

The Subtenant agrees that it will not keep or use in or upon the Premises any article which is prohibited by the form of insurance policy in force from time to time covering the Premises.  If the Subtenant's occupancy of, or conduct of business in the Premises, or any activity carried on or permitted to be carried on by the Subtenant whether or not the Sublandlord has consented to same or any claim of loss regardless of cause, causes any increase in premiums for the insurance carried from time to time by the Sublandlord for the Shopping Centre, the Subtenant shall pay any such increase in premiums as additional rent within ten (10) days after bills for such additional premiums shall be rendered by the Sublandlord.

(17)

Removal of Tenant's Alterations and Trade Fixtures

If the Tenant is not then in default under this Lease, the Tenant may remove trade fixtures and personal property which the Tenant has installed in but which are not affixed to the Premises:

(a)

from time to time in the ordinary course of the Tenant's business or in the course of permitted reconstruction, renovation or alteration of the Premises by the Tenant; and

(b)

during a reasonable period prior to the expiry of the Term;

provided that the Tenant promptly repairs, at its cost, any damage to the Premises resulting from such installation or removal.  In no case will such trade fixtures or personal property include the ceiling or ceiling panels, electric light fixtures, carpeting where laid, doors, store front, plumbing fixtures and fittings or any permanently affixed cabinets, shelves, hardware or decorative items in or upon the Premises.

If the Tenant abandons the Premises or if this Lease is terminated before the expiry of the Term due to a default on the part of the Tenant, then as of the moment of default by the Tenant, all trade fixtures and furnishings of the Tenant shall become and be deemed to be the property of the Landlord without indemnity to the Tenant and without prejudice to any other right or remedy of the Landlord.

The Tenant shall, if required to do so by written notice from the Landlord, at the expiration of the Term remove any trade fixtures, furnishings, alterations, additions, improvements or fixtures of the Tenant and shall make good any damage caused to the Premises resulting from the installation or removal thereof, all at the Tenant's expense.

(18)

Exercise of Rights.

The determination of any state of facts, the promulgation of any rules or regulations, or the taking of any other action or exercise of any other rights under the Head Lease which is permitted to the Head Landlord will, upon written notice to the Subtenant of such action or exercise, be binding upon the Subtenant and the Sublet Premises.

(19)

Paramountcy of Head Lease.

The Subtenant acknowledges and agrees that it has no greater interest in the Sublet Premises than the Sublandlord under the Head Lease.  To the extent that any right or benefit conferred by this Sublease contravenes or is incompatible with the Head Lease, such right or benefit will be amended or modified so as not to contravene or be incompatible with the Head Lease.

(20)

Notices.

All notices, consents, and approvals permitted or required to be given hereunder will be in writing and will be delivered to the Sublandlord or the Subtenant, as the case may be, as follows:

(a)

to the Sublandlord at the Leased Premises

#300, 550 Burrard Street

Vancouver, BC  V6C 2B5

Attention: President

(b)

to the Subtenant at the Sublet Premises

#328, 550 Burrard Street

Vancouver, BC  V6C 2B5

Attention: President

Any notice so made will be deemed to have been given and received on the date of delivery on a business day to an adult person on the Leased Premises or the Sublet Premises, as applicable, and if no adult person is present, by posting the notice prominently at the entrance of the Leased Premises or Sublet Premises, as applicable.

(21)

Successors and Assigns.

Except as otherwise provided herein, all of the rights and obligations of a party enure to the benefit of and are binding upon the successors and assigns of that party.

(22)

Further Assurances.

Each party agrees to execute such further assurances as may be reasonably required from time to time by any other party to more fully effect the true intent of this Sublease.

(23)

Directory Boards.

Subject to the Head Landlord’s consent and pursuant to the terms of the Head Lease, where applicable, the Subtenant will have the right to include the name of its firm on the Building directory board, in the main Building lobby, and on the third (3rd) floor of the Building at the Sublandlord’s expense.

(24)

Entire Agreement and “As Is”.

This Sublease merges and supersedes all prior negotiations, representations, and agreements between the parties relating in any way to the Sublet Premises.  The parties agree that there are no representations, covenants, agreements, warranties, or conditions in any way relating to the subject matter of this Sublease or the occupation or use of the Sublet Premises, whether express or implied or otherwise, except as set forth in this Sublease.  In particular, and without limiting the generality of the foregoing, the Subtenant acknowledges having inspected the Sublet Premises, and sublets the Sublet Premises on an “as is” basis, subject only to the performance of the Sublandlord’s Work.  Save for the Sublandlord’s Work, the Sublandlord will not be responsible for any alteration or improvement required or desired by the Subtenant to the Sublet Premises.  The Subtenant acknowledges that the Sublandlord has made no representations as to the condition of the Sublet Premises or the fitness of the Sublet Premises for any purpose not expressly set out in this Sublease.

(25)

Waiver.

No waiver by the Sublandlord of a condition or the performance of an obligation of the Subtenant hereunder binds the Sublandlord unless in writing and executed by it, and no waiver given by the Sublandlord will constitute a waiver of any other condition or performance by the Subtenant of its obligations hereunder in any other case.

(26)

Sublease Execution and Head Landlord’s Consent Required.

This Sublease and all subsequent amendments thereto are only binding on the Sublandlord and the Subtenant respectively, if in writing and executed by authorized signatories for the Sublandlord and the Subtenant and if executed copies thereof have been delivered to each party.  It is a condition precedent to this Sublease and all obligations of the Sublandlord and Subtenant hereunder that the Head Landlord consents to this Sublease.  The parties agree to use their commercially reasonable best efforts to obtain the consent of the Head Landlord to this Sublease, and to provide all such information and assurances (other than third-party guarantees or covenants or additional security) as the Head Landlord may reasonably require in this regard.

(27)

Governing Law.

This Sublease will be governed in accordance with laws applicable in the province of British Columbia, and the parties irrevocably attorn to the non-exclusive jurisdiction of the courts of British Columbia.

IN WITNESS WHEREOF the parties have duly executed this Sublease as of the date set out above.

ANTHEM WORKS LTD.

Per:

_____________________________

Authorized Signatory

Per:

_____________________________

Authorized Signatory

PLATINUM GROUP METALS LTD.

Per:

_____________________________

Authorized Signatory

Per:

_____________________________

Authorized Signatory

Schedule A

Plan of Leased Premises

Schedule B

Plan of Sublet Premises

Schedule C

Sublandlord’s Work

The Sublandlord shall deliver the Sublet Premises on a “turn-key” with quality and standard similar to the space of the Sublandlord’s Leased Premises.  The detail office layout shall be agreed upon between the Subllandlord and Subtenant, both acting reasonably, in addition, in accordance with the following schedule of specialty and schedule of exclusions.

Schedule of Specialty equipment and finishes to be provided:

-

building standard electrical and lighting distribution

-

low-voltage electrical/data distribution per floor layout

-

standard non-electronic whiteboard in boardroom

-

refrigerator, dishwasher, microwave

-

Teknion reception desk with transaction counter

-

One custom millwork map storage unit

-

Telephone system equipment

Schedule of Exclusions:

- Office machines/equipment (e.g. photocopiers, postage machines)

- Audio Visual equipment

-

- Kitchenware/coffee equipment/water cooler

- Custom-built reception desk

- plan file cabinets

- custom wall coverings

- custom floor finishes

- custom hard ceiling

- satellite service (option to connect and purchase from landlord)

- internet service

- custom wall finishes, book cases, cabinets, wire display grids/boards, and signage